EXHIBIT 10.16

                     INTERNATIONAL REPRESENTATION AGREEMENT

THIS AGREEMENT is made on the 19th day of August 2003.

BETWEEN

     1. PEAK ENTERTAINMENT HOLDINGS INC. of Bagshaw Hall, Bagshaw Hill, Bakewell, Derbyshire, DE45 lDL United Kingdom ("Peak"); and

     2.  Haven Licensing Pty Ltd, Level 3, 10 Mallett St, Camperdown, NSW 2050

1.       DEFINITIONS

         The following terms shall have the following meanings for the purposes of the Agreement:

1.1      "Accounting Day": 31st December

1.2      "Brand" means the Monster In My Pocket Brand

1.3 "Brand Name Merchandising Rights" the right to use the Brand during the Term of this Agreement and all trade marks, copyright and design rights therein in connection with the manufacture, distribution, sale, exploitation and advertising of merchandise.

1.4 "Business": the negotiation of Licenses of Merchandising Rights by the Agent as agent for Peak and all matters related thereto.

1.5 "Character Merchandising Rights" the right to use the fictitious characters associated with the Brand and agreed upon from time to time and developed by Peak during the Term of this Agreement and all trade marks and copyright therein in connection with the manufacture, distribution, sale, exploitation and advertising of merchandise in connection with the Brand. All TV and video distribution shall be excluded from the grant of rights contained herein.

1.6 "Commission" the Commission payable to the Agent thirty percent (30%) of gross receipts.

1.7      "Expiry Date" 31st December 2006

1.8 "Gross Royalty" the gross royalty actually received from a licensee pursuant to a Licence together with (where applicable) an amount equal to the benefit or value of any available tax credit, repayment, exemption, allowance or deduction (available as a consequence of or in connection with such credit, repayment, exemption or allowance) whether pursuant to any domestic or local tax legislation or regulation or pursuant to any applicable double taxation treaty and whether or not such tax credit, repayment, exemption, allowance or deduction has been claimed.


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1.9      "Licence" a Licence upon Peak's standard form of Licence Agreement to use the Merchandising Rights granted by Peak to a licensee within the Territory during the Term, a copy of which is attached, as amended from time to time by agreement in writing between the parties.

1.10 "Licensee" means a person or company to whom the right to exploit the Merchandising Rights has been given.

1.11 "Merchandising Rights" the Character Merchandising Rights and Brand Name Merchandising Rights.

1.12 "Quarter" means a three month period ending on 31st March, 30th June, 30th September and 31st December.

1.13 "Term" the period starting on the date of this Agreement and ending on (and including) the Expiry Date unless earlier determined as provided in this Agreement.

1.14     "The Territory"  Australia and New Zealand

1.15     "The Parties" mean Peak and the Agent.

2.       GRANT AND RESERVATIONS

2.1 Subject as provided below Peak grants to the Agent for the Term the right to negotiate with and grant manufacturers and other interested parties in the Territory Licences in relation to the manufacture and distribution in the Territory of merchandise pursuant to the terms of this Agreement.

2.2 The grant of rights shall not include the right to arrange for the manufacture of merchandise incorporating the Merchandising Rights for promotional purposes.

2.3 Without prejudice to the remaining provisions of this Agreement Peak reserves the right:

         2.3.1 to vary its standard form licences in respect to any one or more prospective licensees;

         2.3.2 at its sole discretion to decline without giving reasons to consenting to the Agent entering into any one or more Licences negotiated by the Agent on its behalf;


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         2.3.3    to negotiate with and grant manufacturers and other interested parties Licences in relation to the distribution of merchandise in the Territory;

         2.3.4    to exclude certain products included under this Agreement (see
                  Schedule 1 Excluded Products);

         2.3.5 to arrange for the manufacture of merchandise including the Merchandising Rights for promotional purposes within the Territory.

3.       PEAK'S OBLIGATIONS

         Peak agrees severally with the Agent throughout the Term:

3.1      Support and Information

         To support the Agent in its efforts to promote Business and in particular to supply samples of artwork, promotional material, drawings, and general information relating to the Merchandising Rights as are available to it upon the execution hereof and shall keep the Agent reasonably so supplied throughout the Term provided that Peak shall not be obliged to incur any cost in providing such support.

3.2      Advertising and Promotion

         3.2.1 To refer to the Agent any enquiries from prospective licensees or other leads in the Territory.

         3.2.2 To supply to the Agent information which may come into its possession which may assist the Agent in carrying on the Business.

3.3      Maintenance of Rights

         Subject to Clause 4.5 of this Agreement to maintain its Merchandising Rights during the Term and not to cause or permit anything which may damage or endanger them or its title to them or assist or suffer others to do so or to consult with the Agent if the Merchandising Rights are or appear likely to be damaged or endangered.

4.       AGENT'S OBLIGATIONS

         The Agent agrees with Peak throughout the Term as follows:


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4.1      Diligence

         At all times to work diligently to protect the interests of Peak and the Monster In My Pocket property.

4.2      Scope of activity and authority

         4.2.1 Not to deal directly or indirectly with any prospective licensee located outside the Territory or with any person located within the Territory knowing or having reason to believe that goods produced under a Licence granted to such a person would be resold outside the Territory without written approval from Peak.

         4.2.2 Not to describe itself as agent or representative of Peak except as expressly authorised by this Agreement.

         4.2.3      Not to pledge the credit of Peak in any way.

         4.2.4 Not to make any commission or demand or receive payment from a licensee for the grant or renewal of a Licence apart from the agreed Commission.

         4.2.5 Not to make any representations or give any warranties to prospective licensees other than to those contained in the terms of the Licence.

4.3      Promotion

         To use its best endeavours to induce manufacturers to make use of the Merchandising Rights in relation to the manufacture, promotion or sale of goods in particular by:

         4.3.1 personal visits to and correspondence with potential licensees;

         4.3.2 advertising and distribution of publicity matter subject however to the specific prior approval in writing in all cases by Peak of the form of such advertising and publicity matter;

         4.3.3    attendance at trade shows and other sales outlets;

         4.3.4 preparing a licensing brochure for the Programmes and the Brand within a reasonable period of the date of this Agreement in a form approved by Peak in writing prior to use.

4.4      Licences and Approvals

         4.4.1 To refer to Peak any enquiries which may come into its possession which may assist Peak or its subsidiaries to grant Licences in connection with the exploitation of the Brand.


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         4.4.2    Before entering into any Licence to provide details of the proposed Licensee to Peak.

         4.4.3 Only to enter into Licences with Licensees in the terms of a licence in a form which has been agreed with Peak in and not to agree any amendments to the Licence without the consent of Peak.

         4.4.4 Forthwith on a Licence being entered into with a licensee to provide to Peak (as appropriate) a true copy of the Licence.

         4.4.5 Before permitting the commencement of manufacture to submit to Peak (as appropriate) for approval a sample of each design to be used on products, a sample of any written material to be used on products, a sample of any packaging material and (where the product is to be sold with confectionery) a sample of all printing inks and constituent elements of the product (e.g. resin for PVC collectibles). If the design is approved by Peak the Agent will further submit to Peak for approval a sample of each product bearing the approved design together with packaging. The Agent shall not authorise any licensee to manufacture any product bearing a design not so approved. Prior to sale to ensure that all necessary safety certificates and licences are obtained and a copy forwarded to Peak.

         4.4.6 If the Agent shall breach any of the terms of this Clause 4.4 and such breach if capable of remedy is not remedied within 30 days of receipt of a written notice of such breach from Peak this shall entitle Peak to terminate this licence forthwith without further notice.

4.5      Protection of Property

         4.5.1 Not to cause or permit anything which may damage or endanger the Merchandising Rights or Peak's title to them or assist or allow others to do so.

         4.5.2 To notify Peak of any suspected infringement of Merchandising Rights.

         4.5.3 To take such reasonable action as Peak (as appropriate) may direct at the expense of Peak in relation to such infringement.

         4.5.4 To compensate Peak for any use by the Agent of the Merchandising Rights otherwise than in accordance with this Agreement.

         4.5.5 To ensure that each Licence includes an indemnity for the Agent against any liability incurred to third parties for any use of the Merchandising Rights otherwise than in accordance with this Agreement and the Licence.


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         4.5.6    On the expiry or termination of this Agreement forthwith to cease to use the Merchandising Rights save as expressly authorised by Peak in writing.

         4.5.7 Not to apply for registration of any part of the Merchandising Rights as a trade mark but to give Peak at Peak's expense any assistance it may require in connection with the registration of any part of the Merchandising Rights as a trade mark in any part of the world and not to interfere with in any manner nor attempt to prohibit the use or registration of any part of the Merchandising Rights or any name, device or design resembling it by any other licensee of the Agent.

         4.5.8 Not to use the Merchandising Rights otherwise than as permitted by this Agreement.

         4.5.9 Not to use any name or mark similar to or capable of being confused with any part of the Merchandising Rights.

         4.5.10 Not to use the Merchandising Rights except directly in the Business.

         4.5.11 Not to use any part of the Merchandising Rights or any derivation of it in its trading or corporate name.

         4.5.12 To hold any additional goodwill generated by the Agent for the Merchandising Rights or the Business as bare trustee for the Principal.

4.6      Good Faith

         In all matters to act loyally and faithfully toward Peak.

4.7      Compliance

         4.7.1 To obey Peak's reasonable orders and instructions in relation to the conduct of the Business.

         4.7.2 To conduct the Business in an orderly and businesslike manner maintaining at its own expense an office and organisation suitable and sufficient for the proper timely and efficient conduct of its obligations under this Agreement and to comply in the conduct of the business with all applicable laws, bylaws and requirements of any governmental or regulatory authority applicable to the Business.


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4.8      Disclosures

         On entering into this or any other agreement or transaction with Peak during the Term or any extensions of it to make full disclosure of all material circumstances and of everything known to it respecting the subject matter of the relevant contract or transaction which would be likely to influence the conduct of Peak including in particular the disclosure of other agencies in which the Agent is interested directly or indirectly.

4.9      Secrecy

         4.9.1 Not at any time during or after the Term to divulge or allow to be divulged to any person any confidential information relating to the Business or affairs of Peak other than to persons who have signed a secrecy undertaking in the form approved by Peak.

         4.9.2 Not to permit any person to act or assist in the Business until such a person has signed such undertaking.

4.10     Accounts

         To keep accurate and separate records and accounts in respect of the conduct of the Business and in accordance with good accountancy custom and practice in England and in particular:

         4.10.1 Have them audited by qualified auditors once a year during the Term.

         4.10.2 Submit copies of audited accounts to Peak on an annual basis no later than the 60th day following the end of its financial year (30th April each year).

         4.10.3   Keep said accounting records for not less than six years.

         4.10.4 No later than four months after the end of each Accounting Day supply to Peak an auditors unqualified certificate confirming that the Agent has remitted to Peak the correct amounts of monies due under this Agreement.

         4.10.5 Permit a qualified accountant appointed by Peak such qualified accountant to include the Internal Audit Department of Peak to inspect the said accounting records for the purpose of verifying the amounts payable at all reasonable times.

4.11     Payment of Monies

         4.11.1 The Agent shall diligently collect royalties due from licensees.

         4.11.2 The Agent shall within forty five (45) days of the end of each quarter or such other period agreed between all the Parties from time to time supply to Peak a schedule showing royalties received and an estimate of royalties outstanding from licensees together with an aged analysis of outstanding monies together with details of actions taken to recover such outstanding monies.


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         4.11.3   The Agent shall immediately and in any event within 7 days following receipt of an invoice in respect of the same following the end of each Quarter (or such other period agreed between all the Parties from time to time) pay by direct telegraphic transfer into an account nominated by Peak (as set out below) royalties received by the Agent (after deducting Commission due to the Agent) in such prior Quarter. Such monies shall become due from the date of invoice.


                  Bank Details


         4.11.4 The Agent shall pay interest if it shall make a late payment of monies previously received by the Agent at the rate of 4% per annum above the base rate for the time being of Lloyds Bank Plc.

4.12     Customer List

         To keep a list of actual and potential licensees and to supply a copy of it to Peak upon request.

4.13     Inspection of Books and Premises

         To permit Peak or its representatives at all reasonable times to inspect all things material to the Business and to take copies of any relevant document and for this purpose enter any premises used in connection with the Business.

4.14     Assignment

         Not to assign charge or otherwise deal with this Agreement in any way without consent of Peak.

4.15     Delegation

         Not to delegate any duties or obligations arising under this Agreement otherwise than may be expressly permitted under its terms.

4.16     Pay Expenses

         To pay all expenses of and incidental to the carrying on of the Business.


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4.17     Information

         To provide Peak within 30 days of the end of each Quarter with the following information:

         4.17.1   details of royalty received;

         4.17.2 a forecast of royalties to be received in the next three months;

         4.17.3   details of royalty due and not paid;

         4.17.4   a licensee progress statement; and

         4.17.5   stocks of Licensed Products.

4.18     Sales Targets

         The Agent shall meet the sales targets agreed from time to time with Peak. For the avoidance of doubt the targets agreed shall be for net royalties being gross royalties after deduction of commission and distribution expenses only.

5.       TERMINATION

5.1 This Agreement shall terminate automatically on the Expiry Date and in the case of Clauses 5.2 to 5.7 inclusive, forthwith upon service of written notice to that effect.

5.2      Breach

         If any of the parties fails to comply with any of the terms and conditions of this Agreement and such failure if capable of remedy is not remedied within thirty (30) days of receipt of a written notice of such failure that the party not in default may terminate this Agreement by giving 30 days notice to the other.

5.3      Insolvency

         If the Agent goes into either compulsory or voluntary liquidation (save for the purpose of reconstruction or amalgamation) or if an administrator or administrative receiver is appointed in the respect of the whole or any part of its assets or if the Agent makes assignment for the benefit of or composition with its creditors generally or threatens to do any of these things (or any judgement is made against the Agent or, any similar occurrence in any jurisdiction affected the Agent).


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6.       TERMINATION CONSEQUENCES

6.1      Procedure

         On the termination of this Agreement the Agent undertakes:

         6.1.1 to return to Peak all samples, drawings, publicity, promotional and advertising material used in the Business;

         6.1.2 not to make any further use nor reproduce nor exploit in any way the Merchandising Rights or Peak's name or any mark or representation confusingly similar to the Merchandising Rights.

6.2      Commission on Termination

         6.2.1 Provided that termination is not due to a breach of this Agreement by the Agent the Agent shall be entitled:

                  6.2.1.1 to Commission in respect of Licences granted before the date of termination but (subject to 6.2.1.2 below) not in respect of Licences granted by Peak after that date notwithstanding that the Agent may have been responsible in whole or in part for the negotiation of the terms of any such Licence.

                  6.2.1.2 In respect of renewals of Licences granted prior to termination that Agent shall be entitled to receive Commission under the renewed licence at the rate of 50% of the Commission it would have received had this Agreement not been terminated but limited to a period of 2 years following the date of renewal of the Licence provided that the new Licence is in respect of the Products identical to the Products licensed to the previous Licence negotiated by the Agent.

         6.2.2 If termination is due to a breach by the Agent then the Agent shall not be entitled to commission in respect of sales by licensees after the date of termination.

         6.2.3 On termination for whatever reason the Agent shall cease to be entitled to collect royalties from licensees and instead Peak shall collect such royalties and shall then account to the Agent for the commission within 14 days of Peak receiving royalties from licensees. On termination the Agent shall pass to Peak all its records relating to collection of royalties and in particular information relating to outstanding royalties.

6.3      Existing Rights

         The expiry or termination of this Agreement shall be without prejudice to any rights which have already accrued to either of the parties under this Agreement.


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7.       INDEMNITY

7.1 The Agent shall indemnify Peak against all actions, claims, costs, damages and expenses which it may suffer to sustain as a result of actions of the Agent which have not been authorised by Peak.

7.2 Peak shall indemnify the Agent against all actions, claims, costs, damages and expenses arising out of the Agent's use of the Intellectual Property in accordance with terms of this Agreement.

8.       INSPECTION

         The Agent shall permit Peak at all reasonable times to inspect the Agent's premises in order to satisfy itself that the Agent is complying with its obligations under this Agreement.

9.       MISCELLANEOUS

9.1      No Waiver

         No waiver by Peak of any of the Agent's obligations under this Agreement shall be deemed effective unless made by Peak in writing nor shall any waiver by Peak in respect of any breach be deemed to constitute a waiver of or consent to any subsequent breach by the Agent of its obligations.

9.2      Notices

         Any Notice to be served on either of the Parties by the other shall be sent by pre-paid Recorded Delivery or Registered Post or by facsimile to the address stated in Clause1 and shall be deemed to have been received by the addressee within 72 hours.

9.3      Arbitration

         All questions or differences whatsoever touching this Agreement shall be referred to a single arbitrator to be agreed upon by the Parties, or, failing agreement, to be appointed by the then President of the Law Society, such arbitrator to have all powers conferred on arbitrators by the Arbitration Act 1950 or any statutory modification or re-enactment of it for the time being.

9.4      Choice of Law

         This Agreement shall be governed by English Law in every particular including formation and interpretation and shall be deemed to have been made in England.


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10.      TRANSMISSION OF BENEFIT

         This Agreement shall be binding upon and inure to the benefit to Peak and its successors and assigns.

11.      ENTIRE UNDERSTANDING AND VARIATION

         11.1 This Agreement embodies the entire understanding of the parties in respect of the matters contained or referred to in it and there are no promises, terms, conditions or obligations oral or written, expressed or implied other than those contained in this agreement.

         11.2 No other variation or amendment of this Agreement or oral promise or commitment related to it shall be valid unless committed to in writing and signed by a director of Peak.

12.      FORCE MAJEURE

         If the performance of this Agreement is prevented, restricted or interfered with by reason of circumstances beyond the reasonable control of the party obliged to perform it, the party so affected upon giving proper notice to the other party shall be excused from performance to the extent of the prevention, restriction or interference but the party so affected shall use its best efforts to avoid or remove such causes of non-performance and shall continue performance under the Agreement with the utmost despatch whenever such causes are removed or diminished.

13.      HEADINGS

         The headings of conditions are for convenience of reference only and shall not affect their interpretation.


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AS WITNESS the hands of the duly authorised representatives of the parties to this Agreement the day and year first before written.

Signed on behalf of Peak Entertainment Ltd:


/s/
------------------------------------
(Director)


Date            8/9/03
      ------------------------------


Signed on behalf of


/s/      Thomas N. Punch
------------------------------------
(Director)        THOMAS N. PUNCH
                  MANAGING DIRECTOR
                  HAVEN LICENSING

Date            1-SEP-2003.
       -----------------------------